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[HMP Horizon Medical Products, Inc. Letterhead]




FOR IMMEDIATE RELEASE

Investor Contact: Mark Jewett
                  Vice President of Finance
                  706-846-3126
Website:          http://www.HMPvascular.com


HORIZON MEDICAL PRODUCTS, INC. ANNOUNCES AGREEMENT TO ACQUIRE ASSETS OF COLUMBIA
           VITAL SYSTEMS' INC. MEDICAL DEVICE DISTRIBUTION BUSINESS.

Atlanta, GA--September 21, 1998--Horizon Medical Products, Inc. (NASDAQ:HMPS), today announced that it has acquired certain assets from Columbia Vital Systems, Inc. (CVS), a privately owned specialty medical device distributor based in Westmont, Illinois for an initial purchase price of $4 million in cash. HMP will make additional payments to CVS of up to $5.225 million in cash, subject to the terms of the purchase agreement including the successful achievement of future sales targets. According to Marshall B. Hunt, HMP's Chairman and Chief Executive Officer, "CVS distributed products are primarily sold to the vascular access, oncology and hematology markets. These are exactly the markets that HMP is highly focuses on."

Mr. Hunt also stated, "We are very pleased to make this announcement to our shareholders as we continue to execute our acquisition strategy. The acquisition of CVS, one of the premier specialty medical device distributors in the Midwest, strengthens our core business objective of developing one of our market's best and most comprehensive direct sales forces. By acquiring a company of CVS's stature, a well-known and well-run distributor formed in 1975, we can also make this acquisition in a way that is not detrimental to our current earnings. In addition to increasing the size of our direct sales force by approximately 25%, we will also establish a number of contacts with key device manufacturers that allow for new products being placed in the hands of our existing sales force. The CVS sales force will now also be able to sell HMP's comprehensive line of vascular access products. This acquisition also increases the number of hospitals that Horizon Medical will be doing business with in the future."

Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and in the Company's Prospectus on Form S-1 filed with the Securities and Exchange Commission. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Horizon, headquartered in Manchester, Georgia, is a rapidly growing specialty medical device company focused on manufacturing and marketing vascular access products. The Company's vascular access product lines include implantable ports, which are used primarily in cancer treatment protocols, and specialty catheters, which are used in hemodialysis and stem cell apheresis procedures.


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